UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 3, 2023

Date of Report (Date of earliest event reported)

Adverum Biotechnologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36579	20-5258327
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Cardinal Way

Redwood City, CA 94063

(Address of principal executive offices, including zip code)

(650) 656-9323

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ADVM	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer and Principal Financial and Accounting Officer

As previously reported, on December 12, 2022, the Board of Directors of Adverum Biotechnologies, Inc. appointed Linda Rubinstein as Adverum’s Chief Financial Officer. Ms. Rubinstein also serves in the roles of Principal Financial Officer and Principal Accounting Officer of Adverum. Ms. Rubinstein has been serving in these roles and providing consulting services to Adverum pursuant to the Confidential Consulting Agreement between Adverum and FLG Partners, LLC.

On August 3, 2023, Ms. Rubinstein and Adverum entered into an employment offer letter (the “Offer Letter”). Pursuant to the terms of the Offer Letter, Ms. Rubinstein will receive the following compensation: (a) an annual base salary of $485,000 commencing on August 3, 2023 (the “Commencement Date”); an annual bonus, with a target amount of 40% of her base salary; and (c) an option to purchase 850,000 shares of Adverum common stock (the “Option”) with an exercise price per share equal to the closing price of Adverum common stock on The Nasdaq Capital Market on the date of grant, which shall vest as to 25% of the shares on the sixth (6th) month following the Commencement Date, with 17,708.33 shares vesting monthly thereafter for the next 36 months.

Ms. Rubinstein, age 57, has served as Adverum’s Chief Financial Officer since December 12, 2022. Since 2010, Ms. Rubinstein has served, and will continue to serve, as a Partner at FLG Partners, LLC, a chief financial officer and board advisory services firm, where she assists clients with strategic planning, executes financing transactions, creates business plans and develops corporate and investor positioning. During the previous five years, Ms. Rubinstein has served as consulting chief financial officer or financial advisor to multiple biotech companies, including Alector, Apexigen, ArmaGen, Five Prime Therapeutics, Kezar Life Sciences, Medikine, RenovoRx and Sublimity Therapeutics. Ms. Rubinstein also serves on the board of directors of Biocept. Ms. Rubinstein earned a B.A. and an M.A. from the University of California, Los Angeles.

Adverum and Ms. Rubinstein entered into Adverum’s standard form of Change in Control and Severance Agreement (the “Severance Agreement”) pursuant to which, among other things, in the event Adverum terminates Ms. Rubinstein’s employment other than for “cause” or Ms. Rubinstein resigns her employment due to the occurrence of a “constructive termination” (as those terms are defined in the agreement, a “Covered Termination”), Ms. Rubinstein will receive severance benefits as follows: (a) if the Covered Termination occurs during the period beginning three (3) months prior to and ending twelve (12) months after, a Change in Control of Adverum (“Change in Control Period”), Ms. Rubinstein will receive cash severance of twelve (12) months base salary, full vesting of her equity awards, and twelve (12) months healthcare premium coverage; (b) if Ms. Rubinstein experiences a Covered Termination other than during a Change in Control Period, Ms. Rubinstein will receive cash severance of nine (9) months base salary and nine (9) months healthcare premium coverage; or (c) if, during the first year of Ms. Rubinstein’s employment with the Company, Ms. Rubinstein experiences a Covered Termination other than during a Change in Control period, Ms. Rubinstein will receive cash severance of three (3) months base salary and three (3) months healthcare premium coverage. These severance payments are subject to reduction in the event that such a reduction would result in a best after-tax outcome for Ms. Rubinstein.

In addition, in December 2022, Adverum and Ms. Rubinstein entered into Adverum’s standard form of Indemnification Agreement for directors and executive officers providing for indemnification of Ms. Rubinstein under certain circumstances. Adverum’s form of Indemnification Agreement for directors and executive officers is filed as Exhibit 10.1 to Adverum’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 28, 2020.

Effective as of the Commencement Date, the Confidential Consulting Agreement between Adverum and FLG Partners, LLC was mutually terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVERUM BIOTECHNOLOGIES, INC.

Date: August 4, 2023	By:	/s/ Laurent Fischer
Laurent Fischer, M.D. President and Chief Executive Officer